SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.   20549

                                   FORM 8-K

                     Current Report Pursuant to Section 13 or 15(d)
                       of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)    October 2, 2002

Commission File Number                              0-6421

                              SYNERGISTICS, INC.

    MASSACHUSETTS                                   04-2283157
    (State of Incorporation)                   (IRS Employer ID Number)

    9 Tech Circle, Natick, MA                    01760
    (Address of Principal Executive Office)      (Zip Code)

    Registrant's telephone number,
    including area code                          (508)655-1340





Item 1. Change of Control


     On October 2, 2002, Synergistics, Inc. (the "Company"), a manufacturer of access control systems primarily used to control physical access and building security management in ATM vestibules and small to large commercial buildings and building groups, merged with and into Synergistics Acquisition Corp. pursuant to the Agreement and Plan of Merger dated July 25, 2002 by and among the Company and Synergistics
Acquisition Corp. (the "Merger Agreement").   In connection with the
merger, Synergistics Acquisition Corp., as the surviving entity in the merger, changed its name to Synergistics, Inc.

        At a special meeting of stockholders held on October 1, 2002, the Company's stockholders approved the Merger Agreement.

        As a result of the merger, each share of common stock of the Company is entitled to receive a cash payment of approximately $.03 per share, without interest, based on a total purchase price of approximately $350,000, subject to certain adjustments, and Synergistics, Inc., as the surviving entity in the merger, became owned by two stockholders.

        Additional information about the merger, including a description thereof and other matters, is included in the Company's Proxy Statement on Schedule 14A which was filed with the Securities and Exchange Commission on August 30, 2002 and mailed to the Company's stockholders. The Proxy Statement is hereby incorporated by referenced in this Current Report on Form 8-K.

        The Company will file the appropriate documents to terminate registration of its common stock under the Securities Exchange Act of 1934, as amended, and cease being a publicly traded corporation. The purchase price was determined by a bids process. Prior to the transactions described herein, there was no material relationship between the Company and Synergistics Acquisition Corp. or any of their respective affiliates, directors, managers, or officers.



Item 7. Financial Statements and Exhibits

        (a)  Not Required

        (b)  Not Required

        (c) Exhibits.

Signatures

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         Synergistics, Inc.

 DATE 10/2/02                            BY: /S/DAVID S. LONGWORTH
                                              David S. Longworth
                                              President and Clerk